Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168394, and 333-221333 on Form S-3 and Nos. 333-184849 and 333-42266 on Form S-8 of our report dated February 1, 2018, relating to the consolidated financial statements of Unitil Corporation and subsidiaries and the effectiveness of Unitil Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Unitil Corporation for the year ended December 31, 2017.

/s/ Deloitte and Touche LLP

February 1, 2018

Boston, Massachusetts